                                                                                                     EXHIBIT     99.3

EXHIBIT 99.3

PGT AND CGI UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On September 22, 2014, PGT, Inc. (the “PGTI”), through its wholly-owned subsidiary PGT Industries, Inc. (“PGT”), completed the merger (the “Merger”) of PGT’s wholly-owned subsidiary, Hot Ledge Company, a Delaware corporation (“Acquisition Sub”), with and into CGI Windows and Doors Holdings, Inc., a Delaware corporation (“CGI”), in accordance with the terms and conditions of the Agreement and Plan of Merger dated July 25, 2014 (the “Merger Agreement”) among PGT, CGI, Acquisition Sub and Cortec Group Fund IV, L.P., solely in its capacity as the representative of the equity holders of CGI (the “Representative”). As a result of the Merger, CGI, the surviving entity in the Merger, became a wholly-owned subsidiary of PGT.

The unaudited pro forma condensed consolidated balance sheet assumes that the merger took place on June 28, 2014 and combines PGTI’s June 28, 2014 consolidated balance sheet with CGI’s June 30, 2014 consolidated balance sheet.

The unaudited pro forma condensed consolidated statements of income for the fiscal year ended December 28, 2013 assumes that the merger took place on December 30, 2012.  PGTI’s audited consolidated statement of operations for the fiscal year ended December 28, 2013 has been combined with CGI’s audited consolidated statement of income for the fiscal year ended December 31, 2013.

The unaudited pro forma condensed consolidated statement of income for the 6 months ended June 28, 2014 also assumes that the merger took place on December 30, 2012.  PGTI’s unaudited consolidated statement of operations for the six months ended June 28, 2014 has been combined with CGI’s unaudited consolidated statement of income for the six months ended June 30, 2014.

The historical consolidated financial information has been adjusted in the unaudited pro forma condensed consolidated financial statements to provide readers with information about the ongoing effect of a particular transaction by presenting how the transaction might have affected historical financial statements if consummated at the earlier dates described above, to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) respect to the statements of income, expected to have a continuing impact on the consolidated results.  The unaudited pro forma condensed consolidated financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed consolidated financial statements.  In addition, the unaudited pro forma condensed consolidated financial information was based on and should be read in conjunction with the following historical consolidated financial statements and accompanying notes of PGT for the applicable periods.

•	Audited consolidated financial statements of PGTI and subsidiary as of and for the year ended December 28, 2013 and the related notes included in the Form 10-K;

•	Audited consolidated financial statements of CGI and subsidiary as of and for the year ended December 31, 2013 and related notes included in Exhibit 99.4 of this Form 8-K;

•	Historical consolidated financial statements of PGTI and subsidiary as of and for the six months ended June 28, 2014 and the related notes included in the Form 10-Q;

•	Historical consolidated financial statements of CGI and subsidiary as of and for the six months ended June 28, 2014 and the related notes included in Exhibit 99.5 of this Form 8-K.

The unaudited pro forma condensed consolidated financial information has been presented for information purposes only.  The pro forma information is not necessarily indicative of what the consolidated company’s financial position or results of operations would have been had the merger been completed as of the dates indicated above.

The unaudited pro forma condensed consolidated financial information does not reflect any cost savings, operational synergies or revenue enhancements, nor the cost to achieve these benefits, that the consolidated company may have achieved as a result of the merger.

PGT, Inc.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Unaudited Pro Forma Condensed Consolidated Statements of Income
Six Months Ended June 28, 2014
(in thousands except per share)
	PGT, Inc.	CGI	Pro Forma Adjustments	See Note 2	Pro Forma

Net sales	$144,346	$19,066			$163,412
Cost of sales	98,429	12,884			111,313

Gross margin	45,917	6,182			52,099

Selling, general and administrative expenses	26,329	4,186	768	B	31,283

Income from operations	19,588	1,996	(768)		20,816

Interest expense, net	1,789	698	3,246	A	5,733
Other (income) expense, net	(101)	12			(89)
Income before income taxes	17,900	1,286	(4,014)		15,172

Income tax expense	6,747	-	(2,138)	C	4,609
Net income	$11,153	$1,286	$(1,876)		$10,563

Net income per common share:
Basic	$0.24				$0.22

Diluted	$0.22				$0.21

Weighted average shares outstanding:
Basic	47,207				47,207

Diluted	49,716				49,716

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial information.

PGT, Inc.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Unaudited Pro Forma Condensed Consolidated Statements of Income
Year Ended December 28, 2013
(in thousand, except per share)

	PGT, Inc.	CGI	Pro Forma Adjustments	See Note 2	Pro Forma

Net sales	$239,303	$32,829			$272,132
Cost of sales	159,169	21,059			180,228

Gross margin	80,134	11,770			91,904

Gain on sale of assets held	(2,195)	-			(2,195)
Selling, general and administrative expenses	54,594	8,609	1,274	B	64,477

Income from operations	27,735	3,161	(1,274)		29,622

Interest expense, net	3,520	1,676	6,358	A	11,554
Other expense	770	20			790

Income before income taxes	23,445	1,465	(7,632)		17,278
Income tax benefit	(3,374)	-	(4,333)	C	(7,707)

Net income	$26,819	$1,465	$(3,299)		$24,985

Net income per common share:
Basic	$0.55				$0.51

Diluted	$0.51				$0.48

Weighted average shares outstanding:
Basic	48,881				48,881

Diluted	52,211				52,211

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial information.

PGT, Inc.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
Unaudited Pro Forma Condensed Consolidated Balance Sheet
As of June 28, 2014
(in thousands)

	PGT, Inc.	CGI	Pro Forma Adjustments	See Note 2	Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$33,422	$4,254	$417	A	$38,093
Accounts receivable,net	28,179	3,985			32,164
Inventories, net	15,805	3,128			18,933
Prepaid expenses	1,159	451	(200)	A	1,410
Other current assets	3,409	-			3,409
Deferred income taxes	1,313	-	7,700	A	9,013

Total current assets	83,287	11,818	7,917		103,022

Property and equipment, net	51,174	1,791			52,965

Intangible assets, net	38,441	3,553	41,747	A	83,741
Deferred financing costs	1,703	151	776	B	2,630
Goodwill	-	10,552	41,424	A	51,976
Other assets, net	139	677			816

Total assets	$174,744	$28,542	$91,864		$295,150

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$8,530	$1,741			$10,271
Other accrued expenses	10,040	2,067			12,107
Current portion long-term debt	4,901	850	2,249	B	8,000
Total current liabilities	23,471	4,658	2,249		30,378

Long-term debt, less current maturities	70,573	12,624	103,195	B	186,392
Deferred income taxes	13,380	-			13,380
Other long-term liabilities	1,743	-			1,743

Total liabilities	109,167	17,282	105,444		231,893

Shareholders' equity:
Common stock	494	3	(3)	A	494
Treasury stock	(11,071)	-			(11,071)
Paid in capital and accumulated deficit	78,619	12,297	(14,617)	A/B	76,299
Stock subscription notes receivable	-	(1,040)	1,040	A	-
Accumulated other comprehensive loss	(2,465)	-			(2,465)

Total shareholders' equity	65,577	11,260	(13,580)		63,257

Total liabilities and shareholders' equity	$174,744	$28,542	$91,864		$295,150

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

PGT, INC.
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited)

NOTE 1. Description of Transaction

On September 22, 2014, PGT, Inc. (the “PGTI”), through its wholly-owned subsidiary PGT Industries, Inc. (“PGT”), completed the merger (the “Merger”) of PGT’s wholly-owned subsidiary, Hot Ledge Company, a Delaware corporation (“Acquisition Sub”), with and into CGI Windows and Doors Holdings, Inc., a Delaware corporation (“CGI”), in accordance with the terms and conditions of the Agreement and Plan of Merger dated July 25, 2014 (the “Merger Agreement”) among PGT, CGI, Acquisition Sub and Cortec Group Fund IV, L.P., solely in its capacity as the representative of the equity holders of CGI (the “Representative”). As a result of the Merger, CGI, the surviving entity in the Merger, became a wholly-owned subsidiary of PGT.

In conjunction with the Merger Agreement, PGTI entered into a Credit Agreement (the “Credit Agreement”), among PGTI, the lending institutions identified in the Credit Agreement filed in Form 8-K on September 23, 2014, and Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent. The Credit Agreement establishes new senior secured credit facilities in an aggregate amount of $235.0 million, consisting of a $200.0 million Tranche B term loan facility maturing in seven years that will amortize on a basis of 1% annually during the seven-year term, and a $35.0 million revolving credit facility maturing in five years that includes a swing line facility and a letter of credit facility. PGTI’s obligations under the Credit Agreement are secured by substantially all of its and its direct and indirect subsidiaries’ assets.

NOTE 2.  Adjustments to Unaudited Pro Forma Condensed Consolidated Statements of Income

Note:  The following adjustments are included in both the Condensed Consolidated Statements of Income for the year ended December 28, 2013 and the six months ended June 28, 2014.

(A)
Adjustment reflects the net change in interest expense for the period presented, as a result of entering into the Credit Agreement outlined above.  The new credit agreement was entered into in conjunction with the merger and increased both the principal balance and the fixed portion of the interest rate.

(B)	Reversal includes amortization for certain CGI pre-merger intangibles, and the corresponding increase amortization resulting from expected amortization on acquired intangibles.

(C)
Represents the tax effect of adjustments to income before income taxes, primarily associated with incremental debt to finance the merger and increased amortization resulting from acquired intangibles.  We assumed a 38.77% blended tax rate representing the estimated combined effective U.S. federal and state statutory rates.

NOTE 3.  Adjustments to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(A)
Adjustment reflects the preliminary estimated purchase price allocation of the $111 million paid as consideration as follows: goodwill of $52.0 million, intangible assets-tradenames of $19.0 million, amortizable intangible assets with estimated useful lives averaging approximately 7 years of $26.3 million, deferred tax assets of $7.7 million and working capital of $6.0 million. Our estimate of deferred tax assets are based on NOL limitations according to Section 382, as well as management's estimate of available NOL's as of June 30, 2014.

(B)
Adjustment reflects the outstanding balance of new borrowings under the credit agreement, net of unamortized debt discount, and the total repayments of both PGTI’s and CGI’s previous term loan facilities. Additionally the adjustment reflects the combined impact of deferred financing costs for the Credit Agreement, offset by write-offs of deferred financing costs associated with PGTI’s and CGI’s credit facility prior to the transaction.